Prospectus Supplement No. 4

Filed Pursuant to Rule 424(b)(3)

File No. 333-159256

GREAT LAKES AVIATION, LTD.

1022 Airport Parkway

Cheyenne, WY 82001

(307) 432-7000

Prospectus Supplement No. 4

(to Final Prospectus dated April 23, 2010)

This Prospectus Supplement No. 4 supplements and amends the final prospectus dated April 23, 2010, as amended by Prospectus Supplement No. 1 dated May 14, 2010, Prospectus Supplement No. 2 dated August 13, 2010, and Prospectus Supplement No. 3 dated November 12, 2010 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 5,371,980 shares of our common stock by a selling shareholder.

On December 20, 2010, we filed with the U.S. Securities and Exchange Commission the attached Amendment No. 1 to Quarterly Report on Form 10-Q.

This Prospectus Supplement No. 4 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “GLUX.” On December 17, 2010, the last reported sale price of our common stock was $1.70 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the Final Prospectus dated April 23, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is December 20, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q/A

Amendment No. 1

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File No. 0-23224

GREAT LAKES AVIATION, LTD.

(Exact name of registrant as specified in its charter)

Iowa	42-1135319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1022 Airport Parkway, Cheyenne, WY	82001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 432-7000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of December 17, 2010, 14,291,970 shares of Common Stock of the registrant were issued and outstanding.

EXPLANATORY NOTE

Great Lakes Aviation, Ltd. (“Great Lakes” or the “Company”) is filing this Amendment No. 1 on Form 10-Q/A (“Amendment No. 1”) to amend Part II, Item 6 of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, originally filed with the Securities and Exchange Commission on November 12, 2010 (the “Original Quarterly Report”). The Company is filing this Amendment No. 1 for the sole purpose of re-filing Exhibit 10.1 to the Original Quarterly Report.

In addition, as required by Rule 12b-15 under the Securities Exchange Act of 1934, as amended, new certifications by the Company’s principal executive officer and principal financial officer are filed as exhibits hereto.

Except as described above, this Amendment No. 1 does not modify or update the disclosures presented in, or exhibits to, the Original Quarterly Report in any way. Those sections of the Original Quarterly Report that are unaffected by this Amendment No. 1 are not included herein. This Amendment No. 1 continues to speak as of the date of the Original Quarterly Report. Furthermore, this Amendment does not reflect events occurring after the filing of the Original Quarterly report. Accordingly, this Amendment should be read in conjunction with the Original Quarterly Report, as well as the Company’s other filings made with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Original Quarterly Report.

Item 6.	EXHIBITS

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREAT LAKES AVIATION, LTD.

Dated: December 20, 2010	By:	/S/ CHARLES R. HOWELL IV
Charles R. Howell IV
Chief Executive Officer

	By:	/S/ MICHAEL O. MATTHEWS
Michael O. Matthews
Vice President and Chief Financial Officer

EXHIBIT INDEX

3.1	Amended and Restated Articles of Incorporation. (1)

3.2	Amended and Restated Bylaws. (1)

4.1	Specimen Common Stock Certificate. (2)

10.1	Third Amendment to Code Share and Regulatory Cooperation and Marketing Agreement by and between United Air Lines, Inc. and the Company, dated October 29, 2010. Portions of this exhibit have been excluded from the publicly available document based on a pending confidential treatment request made to the Commission.

31.1	Certification pursuant to Rule 13a-14(a) of Chief Executive Officer.

31.2	Certification pursuant to Rule 13a-14(a) of Chief Financial Officer.

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of Chief Executive Officer (furnished as Exhibit 32.1 to the Company’s quarterly report on Form 10-Q filed on November 12, 2010, and incorporated herein by reference).

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of Chief Financial Officer (furnished as Exhibit 32.2 to the Company’s quarterly report on Form 10-Q filed on November 12, 2010, and incorporated herein by reference).

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, Registration No. 333-159256, as filed September 3, 2009.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1, Registration No. 033-71180.

Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT dated October 29, 2010, is entered into by and between UNITED AIR LINES, INC., (“UA”) and Great Lakes Aviation, Ltd., (“ZK”), (United and Great Lakes, each a “Party” and together, the “Parties”).

RECITALS

WHEREAS, UA and ZK have previously executed that certain Code Share and Regulatory Cooperation and Marketing Agreement effective as of May 1, 2001, as amended from time to time (United Contract No. 155716; the “Agreement”); and

WHEREAS, pursuant to Section 22 of the Agreement, the parties may modify or amend the Agreement; and

WHEREAS, the Parties have mutually agreed to revise the Agreement in accordance with the terms and conditions of this Third Amendment; and

NOW, THEREFORE, in consideration of the promises and the mutual obligations hereinafter set forth, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     All capitalized terms not otherwise defined in this Third Amendment shall have the meanings given them in the Agreement. In the event of conflict between the terms of this Third Amendment and the terms of the Agreement, the terms of this Third Amendment shall prevail.

2.     Section 5 of the Agreement - Term - is deleted and restated in its entirety to read as follows:

“This Agreement, as amended, will continue through and expire on May 1, 2011; provided, however, that this Agreement may be terminated by either party at that party’s election for convenience and, without cause, upon one hundred and eighty (180) days’ prior written notice.”

3.     Section A of the Attachment 1 of the Agreement - Effective as of November 1, 2010, ** Section A of the Attachment 1 to the Agreement is hereby deleted and restated in its entirety to read as follows:

**[Two pages omitted]

4.     Counterparts. This Third Amendment may be executed in any number of counterparts, by original or facsimile signature, each of which when executed and delivered shall be deemed an original and such counterparts together shall constitute one and the same instrument.

5.     Full Force. The terms of this Third Amendment and the recitals to this Third Amendment are deemed to be incorporated in, and made a part of, the Agreement. Except as otherwise amended herein, the Agreement shall remain in full force and effect.

1

IN WITNESS WHEREOF, UA and ZK have executed this Third Amendment as set forth herein.

UNITED AIR LINES, INC.	GREAT LAKES AVIATION, LTD.

By: /s/ Mark Schwalb	By: /s/ Charles R. Howell IV
Name: Mark Schwalb	Names: Charles R. Howell IV
Title: Sr. VP Alliances	Title: Chief Executive Officer
Date: November 1, 2010	Date: October 29, 2010

**Certain information in the publicly filed version of this document has been redacted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. The redacted material has been filed separately with the Commission.

2

EXHIBIT 31.1

CERTIFICATION PURSUANT TO RULE 13a-14(a)

I, Charles R. Howell IV, certify that:

1.	I have reviewed this Amendment No. 1 to the quarterly report on Form 10-Q for Great Lakes Aviation, Ltd. for the quarterly period ended on September 30, 2010;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Dated: December 20, 2010	By:	/s/ Charles R. Howell IV
Charles R. Howell IV
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION PURSUANT TO RULE 13a-14(a)

I, Michael O. Matthews, certify that:

1.	I have reviewed this Amendment No. 1 to the quarterly report on Form 10-Q for Great Lakes Aviation, Ltd. for the quarterly period ended on September 30, 2010;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Dated: December 20, 2010	By:	/s/ Michael O. Matthews
Michael O. Matthews
Vice President and Chief Financial Officer
(Principal Accounting and Financial Officer)